Exhibit 10.10

TIVITY HEALTH, INC.

SECOND AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

2020 RESTRICTED STOCK UNIT AWARD AGREEMENT

(DIRECTORS)

This 2020 RESTRICTED STOCK UNIT AWARD AGREEMENT (the "Agreement"), dated GRANT DATE (“Grant Date”), is by and between Tivity Health, Inc., a Delaware corporation (the "Company"), and PARTICIPANT NAME (the "Director"), under the Company's Second Amended and Restated 2014 Stock Incentive Plan (the "Plan").  Terms not otherwise defined herein shall have the meanings given to them in the Plan.

Section 1.Restricted Stock Unit Award.  The Director is hereby granted NUMBER OF SHARES restricted stock units (the "Restricted Stock Units").  Each Restricted Stock Unit represents the right to receive one share of the Company's Common Stock, $.001 par value (the "Stock"), subject to the terms and conditions of this Agreement and the Plan.

Section 2.Vesting of the Award.  Except as otherwise provided in Section 3 below, the Restricted Stock Units will vest on the first anniversary of the Grant Date (the "Vesting Date"), as long as the Director is serving as a director of the Company on the Vesting Date.

The Company shall issue one share of the Stock to the Director for each vested Restricted Stock Unit (in the aggregate, such shares, the “Distributed Shares”) at the time the Restricted Stock Unit vests pursuant to any provision of this Agreement.  The Distributed Shares shall be represented by a certificate or by a book-entry.

Section 3.Termination or Expiration of Director’s Position on the Board

3.1 Termination or Resignation from Board.  If the Director shall cease to serve as a director of the Company on or after December 31, 2020 but prior to the Vesting Date as set forth in Section 2 for any reason other than involuntary removal by the stockholders for cause, then the Vesting Date shall be the effective date of such cessation of service as a director of the Company, and all of the Restricted Stock Units shall vest on such date of cessation of service. If such cessation of service as a director occurs prior to December 31, 2020, then on the date of such cessation of service, the Director shall become vested in a pro rata portion of the Restricted Stock Units.  The pro rata portion shall be the product of (i) the number of Restricted Stock Units as set forth in Section 1, multiplied by (ii) a fraction, (A) the numerator of which is the number of days of continuous service as a director of the Company between September 1, 2020 and the date of cessation of service as a director, and (B) the denominator of which is 122.  All Restricted Stock Units that have not vested following such acceleration will be forfeited and the Director shall have no further rights with respect to such Restricted Stock Units.  Any Restricted Stock Units that vest pursuant to this Section 3.1 shall be settled promptly following the Vesting Date (as modified) as provided in Section 2.

3.2 Termination by Reason of Death or Disability.  If the Director shall cease to serve as a director of the Corporation by reason of death or Disability (as defined in the Plan),

the Restricted Stock Units granted hereunder shall immediately vest.

3.3 Termination for any Other Reason.  If the Director shall cease to be a director of the Company as a result of removal by the stockholders for cause or any other reason other than as set forth in Section 3.1 or Section 3.2 above, all Restricted Stock Units that have not vested prior to the date the Director ceases to be a director of the Company will be forfeited and the Director shall have no further rights with respect to such Restricted Stock Units.

Section 4.Voting Rights and Dividends.  The Director shall be credited with cash dividend equivalents with respect to each Restricted Stock Unit outstanding at the time (and in the amount) of any payment of dividends to stockholders on a share of Stock in accordance with the terms set forth in the Plan, and such dividend equivalents shall accumulate and be paid (in cash, without interest) to the Director when the Restricted Stock Units to which they relate vest in accordance with this Agreement.  The Director shall not have any voting rights with respect to the Stock underlying the Restricted Stock Units prior to the vesting of the Restricted Stock Units and the issuance of Stock as set forth in Section 2.  A holder of Distributed Shares shall have full dividend and voting rights as a holder of Stock.

Section 5.Restrictions on Transfer; Change in Control.

5.1  General Restrictions.  The Restricted Stock Units shall not be transferable by the Director (or his or her legal representative or estate) other than by will or by the laws of descent and distribution.  The terms of this Agreement shall be binding on the executors, administrators, heirs and successors of the Director.

5.2  Change in Control.  All restrictions imposed on the Restricted Stock Units shall expire automatically and the Restricted Stock Units granted hereby shall be deemed fully vested upon a Change in Control, as such term is defined in the Plan, and the Distributed Shares related thereto shall be outstanding at the effective time of such Change in Control.

Section 6.Restrictive Agreement.  As a condition to the receipt of any Distributed Shares, the Director (or his or her legal representative or estate or any third party transferee), if the Company so requests, will execute an agreement in form satisfactory to the Company in which the Director or such other recipient of the shares represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution.

Section 7.Adjustment.  In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Stock, the number of Restricted Stock Units subject to this Agreement shall be equitably and proportionately adjusted (without duplication of Section 4) by the Committee in accordance with the Plan.

Section 8.[Intentionally Omitted]

Section 9.Plan.  This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement.  If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.  By signing this Agreement, the Director confirms that he or she has received a copy of the Plan.

Section 10.Miscellaneous.

10.1Entire Agreement.  This Agreement and the Plan contain the entire understanding and agreement between the Company and the Director concerning the Restricted Stock Units granted hereby, and supersede any prior or contemporaneous negotiations and understandings.  The Company and the Director have made no promises, agreements, conditions, or understandings relating to the Restricted Stock Units, either orally or in writing, that are not included in this Agreement or the Plan.

10.2Captions.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

10.3Counterparts.  This Agreement may be executed in counterparts, each of which when signed by the Company and the Director will be deemed an original and all of which together will be deemed the same Agreement.

10.4Notice.  All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:Tivity Health, Inc.

701 Cool Springs Blvd

Franklin, Tennessee 37067

To the Director:	PARTICIPANT NAME
(Director name and address)	Address on File
at the Company

10.5Amendment.  Subject to the restrictions contained in the Plan, the Committee may amend the terms of this Agreement, prospectively or retroactively, but, subject to Section 7 above, no such amendment shall impair the rights of the Director hereunder without the Director's consent.

10.6Governing Law.  This Agreement shall be governed and construed exclusively in accordance with the law of the State of Delaware applicable to agreements to be performed in the State of Delaware to the extent it may apply.

10.7Validity; Severability.  If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If any court determines that any provision of this Agreement is unenforceable but has the power to reduce the scope or duration of such provision, as the case may be, such provision, in its reduced form, shall then be enforceable.

10.8  Interpretation; Resolution of Disputes.  It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Director.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board.  Any determination made hereunder shall be final, binding and conclusive on the Director and the Company for all purposes.

10.9Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Director’s legal representative and permitted assignees.  All obligations imposed upon the Director and all rights granted to the Company under this Agreement shall be binding upon the Director's heirs, executors, administrators, successors and assignees.

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IN WITNESS WHEREOF, the parties have caused the Restricted Stock Unit Agreement to be duly executed as of the day and year first written above.

TIVITY HEALTH, INC.
/s/ Mary S. Flipse Name:Mary S. Flipse Title:Chief Legal Officer

DIRECTOR: PARTICIPANT NAME

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